The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated October 30, 2026
November , 2026 Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026 and the prospectus and prospectus supplement, each dated April 17, 2026
JPMorgan Chase Financial Company LLC
Structured Investments
Uncapped Accelerated Barrier Notes Linked to the Nasdaq-
100 Futures Excess ReturnTM Index due November 3, 2031
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
• The notes are designed for investors who seek an uncapped return of at least 2.25 times any appreciation of the
Nasdaq-100 Futures Excess ReturnTM Index at maturity.
• Investors should be willing to forgo interest payments and be willing to lose a significant portion or all of their principal amount at maturity.
• The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
• Minimum denominations of $1,000 and integral multiples thereof
• The notes are expected to price on or about November 2, 2026 (the “Pricing Date”) and are expected to settle on or about November 5, 2026. The Strike Value has been determined by reference to the closing level of the Index on
October 29, 2026 and not by reference to the closing level of the Index on the Pricing Date.
• CUSIP: 46661QFW0
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and
“Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$
$
Total
$
$
$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $3.50 per
$1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $981.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Index: The Nasdaq-100 Futures Excess ReturnTM Index
(Bloomberg ticker: NDXNQER)
Upside Leverage Factor: At least 2.25 (to be provided in the pricing supplement)
Barrier Amount: 70.00% of the Strike Value, which is
535.15665
Strike Date: October 29, 2026
Pricing Date: On or about November 2, 2026
Original Issue Date (Settlement Date): On or about November
5, 2026
Observation Date*: October 29, 2031
Maturity Date*: November 3, 2031
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying —
Notes Linked to a Single Underlying (Other Than a Commodity
Index)” and “General Terms of Notes — Postponement of a
Payment Date” in the accompanying product supplement
Payment at Maturity:
If the Final Value is greater than the Strike Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return × Upside Leverage Factor)
If the Final Value is equal to the Strike Value or is less than the
Strike Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity.
If the Final Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return)
If the Final Value is less than the Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and
could lose all of your principal amount at maturity.
Index Return:
(Final Value – Strike Value)
Strike Value
Strike Value: The closing level of the Index on the Strike Date, which was 764.5095. The Strike Value is not the closing
level of the Index on the Pricing Date.
Final Value: The closing level of the Index on the Observation
Date

PS-2 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
Supplemental Terms of the Notes
The notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act, as amended (the
“Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to a hypothetical Index.
The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
• a Strike Value of 100.00;
• an Upside Leverage Factor of 2.25; and
• a Barrier Amount of 70.00 (equal to 70.00% of the hypothetical Strike Value).
The hypothetical Strike Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value.
The actual Strike Value is the closing level of the Index on the Strike Date and is specified under “Key Terms — Strike Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value
Index Return
Total Return on the Notes
Payment at Maturity
165.00
65.00%
146.25%
$2,462.50
150.00
50.00%
112.50%
$2,125.00
140.00
40.00%
90.00%
$1,900.00
130.00
30.00%
67.50%
$1,675.00
120.00
20.00%
45.00%
$1,450.00
110.00
10.00%
22.50%
$1,225.00
105.00
5.00%
11.25%
$1,112.50
101.00
1.00%
2.25%
$1,022.50
100.00
0.00%
0.00%
$1,000.00
95.00
-5.00%
0.00%
$1,000.00
90.00
-10.00%
0.00%
$1,000.00
80.00
-20.00%
0.00%
$1,000.00
70.00
-30.00%
0.00%
$1,000.00
69.99
-30.01%
-30.01%
$699.90
60.00
-40.00%
-40.00%
$600.00
50.00
-50.00%
-50.00%
$500.00
40.00
-60.00%
-60.00%
$400.00
30.00
-70.00%
-70.00%
$300.00
20.00
-80.00%
-80.00%
$200.00
10.00
-90.00%
-90.00%
$100.00
0.00
-100.00%
-100.00%
$0.00

PS-3 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Index Returns. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.
How the Notes Work
Upside Scenario:
If the Final Value is greater than the Strike Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Index Return times the Upside Leverage Factor of at least 2.25.
• Assuming a hypothetical Upside Leverage Factor of 2.25, if the closing level of the Index increases 10.00%, investors will receive at maturity a return equal to 22.50%, or $1,225.00 per $1,000 principal amount note.
Par Scenario:
If the Final Value is equal to the Strike Value or is less than the Strike Value but greater than or equal to the Barrier Amount of 70.00%
of the Strike Value, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Value is less than the Barrier Amount of 70.00% of the Strike Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Strike Value.
• For example, if the closing level of the Index declines 60.00%, investors will lose 60.00% of their principal amount and receive only
$400.00 per $1,000 principal amount note at maturity.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.
Risks Relating to the Notes Generally
• YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the Final Value is less than the Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Strike Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

PS-4 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
• CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
• AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase
& Co. were to enter into a resolution” in the accompanying prospectus supplement.
• THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —
If the Final Value is less than the Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Index.
• THE NOTES DO NOT PAY INTEREST.
• YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE E-MINI® NASDAQ-100® FUTURES CONTRACTS (THE
“UNDERLYING FUTURES CONTRACTS”) OR THE SECURITIES INCLUDED IN THE INDEX UNDERLYING THE
UNDERLYING FUTURES CONTRACTS.
• THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE BARRIER AMOUNT IS GREATER IF THE LEVEL
OF THE INDEX IS VOLATILE.
• LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
• THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Upside Leverage Factor.
Risks Relating to Conflicts of Interest
• POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
• THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF
THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our

PS-5 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The
Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
• SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
• SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Index
• AN INVESTMENT IN THE NOTES WILL BE SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES —
Some of the equity securities included in the Nasdaq-100 Index®, the index underlying the Underlying Futures Contracts, have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities issued by non-U.S.
companies may be affected by political, economic, financial and social factors in the home countries of those issuers, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

PS-6 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
• THE INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS —
The Index tracks the excess return of the Underlying Futures Contracts. The price of an Underlying Futures Contract depends not only on the level of the underlying index referenced by the Underlying Futures Contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the Chicago Mercantile Exchange (the “Exchange”) on which the
Underlying Futures Contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the Underlying Futures Contracts to be volatile and could adversely affect the level of the Index and any payments on, and the value of, your notes.
• SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY
AFFECT THE VALUE OF YOUR NOTES —
Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the Underlying Futures Contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the level of the Index and could adversely affect the level of the Index and any payments on, and the value of, your notes.
• THE PERFORMANCE OF THE INDEX WILL DIFFER FROM THE PERFORMANCE OF THE INDEX UNDERLYING THE
UNDERLYING FUTURES CONTRACTS —
A variety of factors can lead to a disparity between the performance of a futures contract on an equity index and the performance of that equity index, including the expected dividend yields of the equity securities included in that equity index, an implicit financing cost associated with futures contracts and policies of the exchange on which the futures contracts are traded, such as margin requirements. Thus, a decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the Index. In addition, the implicit financing cost will negatively affect the performance of the Index, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, the Index is likely to underperform the equity index underlying the Underlying Futures Contracts, perhaps significantly.
• NEGATIVE ROLL RETURNS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY AFFECT
THE LEVEL OF THE INDEX AND THE VALUE OF THE NOTES —
The Index tracks the excess return of the Underlying Futures Contracts. Unlike common equity securities, futures contracts, by their terms, have stated expirations. As the exchange-traded Underlying Futures Contracts approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, an Underlying Futures Contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the
December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns of the Underlying Futures Contracts and, therefore, the level of the Index and any payments on, and the value of, the notes. Because of the potential effects of negative roll returns, it is possible for the level of the Index to decrease significantly over time, even when the levels of the underlying index referenced by the Underlying Futures Contracts are stable or increasing.
• HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND
ARE SUBJECT TO INHERENT LIMITATIONS —
The hypothetical back-tested performance of the Index set forth under “The Index” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party.
Hypothetical back-tested performance measures have inherent limitations. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.

PS-7 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
• OTHER KEY RISKS:
o THE INDEX, WHICH WAS ESTABLISHED ON APRIL 1, 2024, HAS LIMITED OPERATING HISTORY AND MAY PERFORM
IN UNANTICIPATED WAYS.
o THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO
WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.

PS-8 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
The Index
The Index measures the performance of the nearest maturing quarterly E-mini® Nasdaq-100® futures contracts (Symbol: NQ) (the
“Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange. E-mini® Nasdaq-100® futures contracts are U.S. dollar-
denominated futures contracts based on the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market.
For additional information about the Index, see “Equity Futures Index Descriptions — The Nasdaq-100 Futures Excess ReturnTM Index”
in the accompanying underlying supplement.
Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to the determination of market capitalization for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement for constituent selection and the introduction of a cap on the share count used to determine the weighting of low-float securities. These changes became effective on May 1, 2026, with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review. The information set forth below supersedes the information regarding the Nasdaq-100 Index®
included in the accompanying underlying supplement to the extent inconsistent therewith.
Under the updated methodology, Nasdaq uses different measures of market capitalization for constituent selection and constituent weighting. For purposes of constituent selection, Nasdaq now uses “Full Market Capitalization.” For companies with direct (non-ADR)
listings and companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a
“Primary ADR”), Full Market Capitalization includes both listed and unlisted shares. For companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign exchange (a “Non-Primary ADR”), Full
Market Capitalization is based solely on the value of the listed depositary shares, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of constituent weighting, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.
In addition, the updated methodology eliminates the minimum free float requirement for inclusion in the Nasdaq-100 Index®, although the Modified Market Capitalization used for constituent weighting imposes a limitation on the weightings of low-float securities.
Specifically, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of
(i) its reported total shares outstanding (“TSO”) (or, in the case of an ADR, its listed ADR shares outstanding), and (ii) three times its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100
Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.
The updated methodology also introduces a “Fast Entry” process under which newly eligible securities, including both initial public offerings and companies that have recently transferred their listing to an eligible exchange, may be added to the Nasdaq-100 Index® on an expedited basis if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of an existing constituent and may temporarily increase the number of constituents in the Nasdaq-100 Index® above 100.
The updated methodology further provides for quarterly rebalances in March, June and September. During quarterly rebalances, the index shares of each constituent are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through the
Fast Entry process, as intra-quarter replacements or as part of a March, June or September quarterly rebalance, will have their initial index weightings determined using a linear interpolation process based on their Modified Market Capitalization ranking.
Hypothetical Back-Tested Data and Historical Information
The following graph sets forth the hypothetical back-tested performance of the Index based on the weekly hypothetical back-tested closing levels of the Index from January 8, 2021 through March 28, 2024 and the historical performance of the Index based on the weekly historical closing levels of the Index from April 5, 2024 through October 23, 2026. The Index was established on April 1, 2024, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on October 29, 2026 was 764.5095. We obtained the closing levels above and below from the Bloomberg Professional®
service (“Bloomberg”), without independent verification.
The data for the hypothetical back-tested performance of the Index set forth below are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-
Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

PS-9 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.
The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.
Tax Treatment
You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk &
Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions”
that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax
Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the
accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-
term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the
U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable

PS-10 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January
1, 2029 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of
Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations
— Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower
Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for

PS-11 | Structured Investments
Uncapped Accelerated Barrier Notes Linked to the
Nasdaq-100 Futures Excess ReturnTM Index
structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS
(and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes
for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.
Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
• Underlying supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
• Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.